U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: The Willamette Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      220 N.W. 2nd Avenue, Suite 940
      Portland, OR 97209

Telephone Number (including area code):  (503) 224-8207

Name and address of agent for service of process:

      Timothy Phillips, 220 N.W. 2nd Avenue, Suite 940, Portland, OR 97209

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      Yes  X        No
          ---          ---

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Portland, and State of Oregon on the 17th day of January, 2001.

[SEAL]

                                           Signature:

                                           THE WILLAMETTE FUNDS
                                           (Name of Registrant)

                                           BY: /s/ Timothy C. Phillips
                                              ----------------------------------
                                                   Timothy C. Phillips
                                                   President
                                           (Name of director, trustee or officer
                                           signing on behalf of Registrant)

Attest:

BY: /s/ Jami McKinney
   ----------------------------------
        Jami McKinney